Strategic Partners Mutual Funds, Inc.
For the period ended 10/31/06
File number 811-08085


SUB-ITEM 77-0

Transactions Effected Pursuant to Rule 10f-3


I.    Name of Fund:  STRATEGIC PARTNERS MUTUAL FUNDS, INC. -
Strategic Partners High Yield Bond Fund

1.   Name of Issuer:  CMP Susquehanna.


2.   Date of Purchase - 5/1/06


3.   Number of Securities Purchased -
	N/A

4.   Dollar Amount of Purchase
	$125,000

5.   Price Per Unit
	$100

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom purchased
	Merrill Lynch & Company

7.   Other Members of the Underwriting Syndicate:
      Bank of America
      Deutsche Bank (US)
      Goldman Sachs & Company
      UBS